DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 www.dlapiper.com T 919.786.2000 F 919.786.2200

September 24, 2010

Exhibit 5.1

Hatteras Financial Corp.

110 Oakwood Drive, Suite 340

Winston Salem, North Carolina 27103

Re:	7,475,000 Shares of Common Stock

Ladies and Gentlemen:

We are acting as counsel to Hatteras Financial Corp., a Maryland corporation (the “Company”), in connection with its Registration Statement on Form S-3 (registration no. 333-159145), as amended by the Amendment No. 1 to the Registration Statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 9, 2009, which became effective on October 9, 2009 under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated October 9, 2009, which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the public offering of up to 7,475,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), which includes 975,000 Shares offered pursuant to the overallotment option set forth in Purchase Agreement (as defined below), as described in the Prospectus, a preliminary prospectus supplement dated September 20, 2010, and a final prospectus supplement dated September 21, 2010 (such final prospectus supplement, the “Prospectus Supplement”). We are furnishing this opinion letter pursuant to Item 36 of Form S-11 and Item 601(b)(5) of the Commission’s Regulation S-K.

We are familiar with the proceedings taken to date by the Company with respect to the proposed issuance and sale of the Shares pursuant to the terms of the Purchase Agreement dated September 21, 2010, among the Company, Atlantic Capital Advisors LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named therein (the “Purchase Agreement”). We have examined copies of the Company’s Articles of Incorporation (the “Articles”), the Company’s Bylaws, the corporate action taken by the Company that provides for the registration of the Shares and have made such further legal and factual examinations and investigations as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. As to various questions of fact material to our opinion, we have relied upon certificates of, or communications with, officers of the Company and others.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hatteras Financial Corp.

September 24, 2010

Page Two

Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, we are of the opinion that the Shares have been duly authorized by the Company, are legally issued, fully paid and nonassessable and are not subject to any preemptive or other similar rights under any provision of Maryland General Corporation Law, as defined in Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

Our opinion set forth above is subject to the following general qualifications and assumptions:

1.	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update or supplement the opinion if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinion.

2.	We have made no investigation as to, and we express no opinion concerning, any laws other than the Maryland General Corporation Law, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting the Maryland General Corporation Law and such applicable provisions of such Constitution, and we do not express any opinion herein concerning any other laws.

3.	Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

4.	We assume that the issuance of the Shares, together with any other outstanding shares of common stock, will not cause the Company to issue shares of common stock in excess of the number of such shares authorized by the Articles.

5.	We have assumed that none of the Shares will be issued in violation of Article VII of the Articles.

6.	Our opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

Hatteras Financial Corp.

September 24, 2010

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on the date hereof, portions of which are incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)